Exhibit 99.1

FOR IMMEDIATE RELEASE

Cellu Tissue Holdings, Inc. Announces Departure of Chief Financial Officer

Alpharetta, Georgia - May 8, 2007 — Cellu Tissue Holdings, Inc. (the “Company” or “Cellu Tissue”) announced today that Dianne M. Scheu, chief financial officer, is retiring from the Company.

“Dianne has played a significant role in the growth and development of Cellu Tissue and her leadership and counsel will be greatly missed within the organization,” said Russell C. Taylor, president and chief executive officer.  “Dianne has stated that she will retire at some point this summer, but a specific date has not been set because of her willingness to be flexible based upon Cellu Tissue’s operational needs.  Dianne’s flexibility in this regard is indicative of her devotion and commitment to the organization.  I will especially miss her as our working relationship has spanned over 10 years.  We all wish her the best.”

With Ms. Scheu’s assistance, the Company has commenced a search for a new chief financial officer.  In the interim, Ms. Scheu will continue to function as the chief financial officer and all reporting relationships currently in place will remain.

Cellu Tissue Holdings, Inc. is a manufacturer of a variety of specialty tissue hard rolls and machine-glazed paper used in the manufacture of various end products, including diapers, facial and bath tissue, assorted paper towels and food wraps.  In addition, the Company produces a variety of converted tissue products.  Cellu Tissue’s customers include major North American producers of branded and unbranded disposable consumer absorbent and tissue products for the personal and health care markets; consumer and away-from-home tissue products companies; national and regional tissue products distributors; and third-party converters who sell their products to food, bakery and confections companies.  Cellu Tissue services a diverse group of high-quality customers, with three of its top 10 customers belonging to the Fortune 150 group of companies. For more information, contact Cellu Tissue Holdings, Inc at www.cellutissue.com.